SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Inhibitor Therapeutics, Inc.

(Name of Registrant As Specified In Its Charter)

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INHIBITOR THERAPEUTICS, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

December 5, 2019

Dear Stockholders:

We are furnishing the attached Information Statement to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of Inhibitor Therapeutics, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”). The purpose of the Information Statement is to notify stockholders that, in lieu of an annual meeting of the stockholders of the Company, and pursuant to Section 211(b) of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company (the “Board”) and Mayne Pharma Ventures Pty Ltd., the holder of approximately 56% of our outstanding voting securities as of such date (the “Voting Stockholder”), have nominated and elected, respectively, each of W. Mark Watson, Stefan J. Cross, Dr. R. Dana Ono, Robert D. Martin and Debra Peattie, PhD, MBA as a member the of Board of Directors of the Company (the “Board”) for a one-year term that expires at the next annual meeting of the Company’s stockholders or until his or her earlier death, resignation or removal (each of the Elected Members is a current member of the Board).

This notice and accompanying Information Statement shall constitute notice to you of the Voting Stockholder taking the aforementioned corporate actions by written consent, without a meeting and by less than unanimous consent of our stockholders, under Section 228 of the DGCL.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice to you of the aforementioned corporate actions to be taken without a meeting, by less than unanimous consent of our stockholders, pursuant to Section 228 of the DGCL. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document. No meeting of our stockholders will be held or proxies requested because we have received written consent to this matter from the Voting Stockholder who holds a majority of the aggregate issued and outstanding shares of our voting stock.

Under Rule 14c-2(b) of the Exchange Act, none of the actions described in the Information Statement may be taken earlier than 20 calendar days after we have sent or given the Information Statement to our stockholders. We intend to distribute this Notice and Information Statement to our stockholders on or about December 10, 2019. The record date established for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, was November 29, 2019.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF AN ANNUAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/: Nicholas J. Virca
Name: Nicholas J. Virca
Title: President and Chief Executive Officer

INHIBITOR THERAPEUTICS, INC.

4830 W. Kennedy Blvd., Suite 600

Tampa, Florida 33609

(813) 509-2420

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You Are Requested Not To Send Us a Proxy

INTRODUCTION

This Information Statement is being furnished to the stockholders of Inhibitor Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) in connection with the actions to be taken by us as a result of a written consent in lieu of an annual meeting of stockholders pursuant to the Delaware General Corporation Law (the “DGCL”), dated November 29, 2019.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of November 29, 2019 (the “Record Date”), to inform our stockholders that the Board of Directors of the Company (the “Board”) and Mayne Pharma Ventures Pty Ltd., the holder of approximately 56% of our outstanding voting securities as of such date (the “Voting Stockholder”), have nominated and elected, respectively, each of W. Mark Watson, Stefan J. Cross, Dr. R. Dana Ono, Robert D. Martin and Debra Peattie, PhD, MBA (each of the directors, the “Elected Directors” and the action of nominating and electing the Elected Directors, the “Corporate Action”).

This Information Statement is being sent to you to notify you of the Corporate Action being taken by written consent in lieu of an annual meeting of our stockholders. On the Record Date, unanimously by written consent to action, our Board nominated the Elected Directors and the Voting Stockholder, representing approximately 56% of the voting power of our Company as of the Record Date, elected the Elected Directors.

The ability to proceed without an annual meeting of the stockholders to approve, adopt and/or ratify the Corporate Action is authorized by Sections 211 and 228 of the DGCL which provides that, unless otherwise provided in our Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Second Amended and Restated Bylaws (as amended, the “Amended and Restated Bylaws”), action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power of the Company, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. Our Certificate of Incorporation and Amended and Restated Bylaws do not contain any provisions contrary to the provisions of Sections 211 and 228 of the DGCL. Thus, to eliminate the costs to us and management time involved in holding an annual meeting, and in order to take the Corporate Action as described in this Information Statement, one of our stockholders representing in excess of 50% of the voting stock executed and delivered a written consent to us.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the DGCL and of Regulation 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement is dated as of December 5, 2019 and is first being sent or given to our stockholders of record on or about December 10, 2019.

On the Record Date, there were 370,446,185 shares of our Common Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders and 5,797,102 shares of preferred stock issued and outstanding (consisting solely of Series B Convertible Preferred Stock held by the Voting Stockholder) and entitled to notice of and to vote on all matters presented to stockholders (the “Series B

Preferred Stock”, collectively with the Common Stock, the “Voting Securities”). Holders of Common Stock are entitled to one vote per share. Holders of Series B Preferred Stock are entitled to a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible (which was 17,391,306 shares of Common Stock as of the Record Date). The required vote to elect the Elected Directors was a plurality of the outstanding Voting Securities as of the Record Date.

On the Record Date, the Voting Stockholder, as the holder of record of approximately 56% of the outstanding shares of our Voting Securities, executed a written consent adopting, approving and ratifying the Corporate Action electing the Elected Directors. When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 228 of the DGCL. Because we have obtained sufficient stockholder approval of the Corporate Action, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Corporate Action may not be completed until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Corporate Action will not occur until that time has elapsed.

Dissenters’ Rights of Appraisal

Under the DGCL, Company stockholders are not entitled to appraisal rights with respect to the Corporate Actions.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, the Company had 370,446,185 shares of Common Stock issued and outstanding and 5,797,102 shares of Series B Preferred Stock issued and outstanding. The following table sets forth the beneficial ownership of the Common Stock as of the Record Date by each person who served as a director and/or an executive officer of the Company on that date, the number of shares beneficially owned by all of the Company’s directors and executive officers as a group, and any persons who beneficially own 5% or greater of the Common Stock as of the Record Date.

Name and address of beneficial owners	Amount and nature of beneficial ownership of Common Stock	Approximate percentage of outstanding Common Stock (1)
Mayne Pharma Ventures Pty Ltd (2)	248,244,247	59.1%
Hedgepath, LLC (3)	79,627,069	21.5%
Nicholas J. Virca (4)	9,037,519	2.4%
Garrison J. Hasara, CPA (5)	4,219,044	1.1%
Stefan J. Cross (6)	—	—
Dr. R. Dana Ono (7)	1,121,000	*
W. Mark Watson, CPA (8)	2,291,600	*
Robert D. Martin (9)	578,000	*
Dr. Debra Peattie (10)	—	—
All directors and executive officers as a group (7 persons)	17,247,160	4.6%

*	Less than 1%

(1)

Applicable percentages are based on 370,446,185 shares outstanding as of the Record Date. This table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13G(s) filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)

Includes 198,653,051 shares of our Common Stock, 17,391,306 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and warrants to purchase 32,199,890 shares of our Common Stock. The address for Mayne Pharma Ventures Pty Ltd is 1538 Main North Road, Salisbury South 5106 SA, Australia.

(3)

Includes 79,627,069 shares of our Common Stock. Our former Corporate Secretary, James A. McNulty, CPA, has sole voting and dispositive power over the securities held by Hedgepath, LLC. The address for Hedgepath, LLC is 324 S. Hyde Park Avenue, Suite 350, Tampa, FL 33606.

(4)

Mr. Virca is our Chief Executive Officer and President. Includes 8,727,519 shares of our Common Stock and 310,000 vested stock options. Mr. Virca’s address is 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(5)

Mr. Hasara is our Chief Financial Officer, Treasurer, Secretary, and Chief Compliance Officer. Includes 3,959,044 shares of our Common stock and 260,000 vested stock options. Mr. Hasara’s address is 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(6)	Mr. Cross is a director of our company. Mr. Cross’ address is c/o Mayne Pharma Ventures Pty Ltd, 1538 Main North Road, Salisbury South 5106 SA, Australia.
(7)

Dr. Ono is a director of our company. Includes 453,000 shares of our Common Stock and 668,000 vested stock options. Dr. Ono’s address is c/o Inhibitor Therapeutics at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(8)

Mr. Watson is a director of our company. Includes 1,053,600 shares of our Common Stock, warrants to purchase 500,000 shares of our Common Stock, and 738,000 vested stock options. Mr. Watson’s address is c/o Inhibitor Therapeutics at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(9)

Robert D. Martin is a director of our company. Includes 60,000 shares of our common stock and 518,000 vested stock options. Mr. Martin’s address is c/o Inhibitor Therapeutics at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(10)	Dr. Debra Peattie is a director of our company. Dr. Peattie’s address is c/o Inhibitor Therapeutics at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

DESCRIPTION OF STOCKHOLDER ACTION – ELECTION OF DIRECTORS

Introduction

On November 29, 2019, the Board nominated the Elected Directors to stand for election. Each of the Elected Directors demonstrated a willingness to be named as a nominee and each was willing to continue to serve as a director if elected. On November 29, 2019, the Voting Stockholder elected each of the Elected Directors for a one-year term that expires at the next annual meeting of the Company’s stockholders or until his or her earlier death, resignation or removal. Twenty calendar days after the date of distribution of this Information Statement to our stockholders, the Elected Directors will begin serving their term which shall expire at our annual meeting of stockholders to be held in 2020.

Elected Directors; Management

Name	Age	Position
W. Mark Watson, CPA	69	Chairman of the Board and Director
Nicholas J. Virca	73	President and Chief Executive Officer
Garrison J. Hasara, CPA	50	Chief Financial Officer, Treasurer, Chief Compliance Officer and Secretary
Stefan J. Cross	47	Director
Dr. R. Dana Ono	66	Director
Robert D. Martin	71	Director
Debra Peattie, PhD, MBA	66	Director

Mayne Pharma has the right to designate one director to our Board of Directors and to designate a second director if the size of the Board of Directors is increased to seven directors until the earlier to occur of: (i) the date that the Third Amended and Restated Supply and License Agreement, dated December 17, 2018, by and among the Company and Mayne Pharma (the “Third Amended SLA”) is terminated or expires or (ii) the date on which Mayne Pharma ceases to own ten percent (10%) or more of our issued and outstanding Common Stock on a fully diluted basis. Mayne Pharma’s current designee to our Board of Directors is Stefan J. Cross. There are no family relationships between any of our directors or executive officers.

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”) or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding relating to an alleged violation of the federal or state securities, commodities, banking or insurance laws or regulations or any settlement thereof or involvement in mail or wire fraud in connection with any business entity not subsequently reversed, suspended or vacated and (6) being subject of, or a party to, any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

W. Mark Watson, CPA, age 69, has been Chairman of the Board of Directors since April 2019 and is Chairman of the Audit Committee of our Board of Directors. Mr. Watson has been a director since June 2014. Mr. Watson is a Certified Public Accountant with over 40 years of experience in public accounting and auditing, having spent his entire career from January 1973 to June 2013 at Deloitte Touche Tohmatsu and its predecessor, most recently as Central Florida Marketplace Leader. Among other industries, he has a particular expertise in the healthcare and life sciences sector, having played a significant role in the development of Deloitte’s audit approach for health and life sciences companies and leading its national healthcare regulatory and compliance practice. He has served as lead audit partner and lead client service partner on the accounts of many public companies ranging from middle market firms to Fortune 500 enterprises. Mr. Watson was elected to the Board of Directors of Sykes Enterprises Inc. in May 2018 and serves on its Audit Committee. Mr. Watson was elected to the Board of Directors of BioDelivery Sciences International, Inc. in December 2017 and was appointed Chairman of its Audit Committee. Mr. Watson is a member of American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Watson is qualified to serve on our Board of Directors due to his expertise in public accounting and his experience with life science and pharmaceutical companies. He received his undergraduate degree in Accounting from Marquette University.

Nicholas J. Virca, age 73, has been our President and Chief Executive Officer since August 2013 and has been working on our business opportunity with Hedgepath, LLC since April 2012. From 2008 until April 2012, Mr. Virca served as the Chief Operating Officer for LamdaGen Corporation, a privately held company focused on monitoring assays for biopharmaceutical development and manufacturing applications, as well as high-sensitivity detection for human diagnostic biomarkers, such as oncoproteins related to cervical cancer. From 2005 to 2008, Mr. Virca was Vice President for Global Biotechnology at Pall Life Sciences where he was responsible for growth strategies and programs in the biotechnology arena, including new technology and product initiatives, joint ventures, licensing and acquisitions. He also founded the first Scientific Advisory Board for Pall’s Biopharmaceuticals Division. From 1997 to 2004, Mr. Virca was COO, and later CEO and President of Adventrx Pharmaceuticals focusing on anti-cancer drug development in human clinical trials. He was instrumental in transitioning the company from a private corporation to a listing on the American Stock Exchange. Mr. Virca held various marketing and general management positions at Damon Biotech, Promega Corporation, Nicolet Imaging Systems, Ortho Diagnostic Systems, Fisher Scientific, Waters, Ross Laboratories and Pfizer Diagnostics. Mr. Virca previously served on the Life Sciences Advisory Board of Entegris, Inc. from 2007 to 2011 and on the board of Panoptix Events from 2007 through 2017. He previously served on the boards of Adventrx Pharmaceuticals between 2001 and 2004, and Diametrix Detectors between 1991 and 1997. He earned a bachelor’s degree in Biology from Youngstown State University, is the co-inventor of packaging technology for enzyme research reagents as well as co-inventor of three patents using itraconazole therapy for treatment of cancer and non-cancerous proliferations disorders and is a member of numerous biotechnology organizations for which he has been a speaker and organizer over the last several decades.

Garrison J. Hasara, CPA, age 50, has been our Chief Financial Officer and Treasurer since September 2013 and has subsequently became our Chief Compliance Officer and Secretary. From January 2011 to September 2013, he was the Acting Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of Accentia Biopharmaceuticals, Inc., a biotechnology company focused on discovering, developing and commercializing innovative therapies that address the unmet medical needs of patients by utilizing therapeutic clinical products. He also served as Accentia’s Controller, a position that he held since June 2005. From November 2003 to June 2005, Mr. Hasara served as Accentia’s Compliance Specialist. Prior to that time, from 2000 to 2003, Mr. Hasara was the Chief Financial Officer of Automotive Service Centers, Inc., a franchisee of Midas, Inc. In addition, from 1996 to 1999, Mr. Hasara served in various accounting roles at KForce Inc., a publicly traded staffing services company. Mr. Hasara has been a licensed Certified Public Accountant since 1993 and received his B.S. from the University of South Florida in 1991.

Stefan J. Cross, age 47, is a director of our company and the appointee of Mayne Pharma to our Board of Directors. Mr. Cross has been a director since June 2014. Mr. Cross is currently serving as President, International Operations of Mayne Pharma Group Limited (ASX:MYX). Previously, Mr. Cross served as the President of the U.S. subsidiaries of Mayne Pharma Group Limited from November 2013 to January 2017. Mr. Cross has more than 20 years of experience in the pharmaceutical industry. He served since 2012 as the Vice President, Business and Corporate Development of Mayne Pharma’s non-U.S. operations, where he was responsible for all in-licensing and out-licensing programs and research and development partnerships. Prior to joining Mayne Pharma, Mr. Cross was, from 2007 to 2012, Head of Marketing (Asia Pacific) for Hospira Inc., a

leading global provider of pharmaceuticals and medical devices, where he was responsible for expansion of the new product portfolio and on-market product growth across all markets in the region. Prior to Hospira, Mr. Cross spent most of the period from 1991 to 2007 working in the pharmaceutical sector in the areas of strategy, business development/mergers and acquisitions, sales and marketing, human resources, finance and information technology. Mr. Cross is qualified to serve on our Board of Directors because of his extensive business experience in the pharmaceutical industry. Mr. Cross holds a Masters in Business in Administration from Swinburne University of Technology, Australia, and a degree in Business Information Systems from the University of South Australia.

Dr. R. Dana Ono, age 66, is a director of our company and Chairman of the Nominating and Corporate Governance Committee of our Board of Directors. Dr. Ono has been a director since June 2014. Dr. Ono is a co-founder of the VIMAC Milestone Medica Fund LP, a Boston-based early-stage life sciences fund co-sponsored by VIMAC Ventures LLC and RBC Technology Ventures, Inc. Dr. Ono has over 35 years of experience in managing public and private life science companies as well as in venture capital. Presently, Dr. Ono is an executive-in-residence at several universities in the United States advising their licensing offices in spin-outs and new company formation from promising technologies. Throughout his career, he has been engaged in the strategic planning, product management, technology acquisition, and commercial development of life science start-ups and has been involved in a number of pioneering milestones in biotechnology. He has founded several biotech companies in the U.S., including in the areas of drug discovery and development, nutraceuticals and cosmeceuticals. He is a founding director of the Massachusetts Biotechnology Council, Inc. and served on the Board of Trustees of the Marine Biological Laboratory in Woods Hole, Massachusetts. He is a Fellow of the Linnean Society of London and a National Member of the Explorers Club. Dr. Ono is qualified to serve on our Board of Directors because of his medical and business expertise, particularly in the pharmaceutical industry. Dr. Ono received his AB in Earth & Planetary Sciences from The Johns Hopkins University and his AM and PhD in Biology from Harvard University, where he also completed a program in business administration.

Robert D. Martin, age 71, is a director of our company and Chairman of the Compensation Committee of our Board of Directors. Mr. Martin has been a director since December 2016. Mr. Martin has over 30 years of finance and operations experience. Most recently, Mr. Martin was appointed President and Chief Operating Officer of Specicare, a company that arranges for storage of cancer patients’ live tumor tissue from surgery to be used for specialized and precision treatment. Since 2006, Mr. Martin has been part of The Interlochen Group, LLC, a firm that provides chief financial officer personnel on a contract basis. Among other assignments, he was assigned to serve as Interim Chief Financial Officer of Tandy Brands Accessories Inc. from January 2011 to June 2011. Also, during 2015, he was a consultant/financial advisor to Intezyne Inc, a clinical stage biotechnology company. From 2004 to 2006, Mr. Martin served as President of RDMartin, LTD., a financial consulting firm, and from 2000 to 2004, Mr. Martin served as Senior Vice President and Chief Financial Officer of Russell Corporation, when it was a New York Stock Exchange listed company. Mr. Martin also previously served as divisional Chief Financial Officer of Sunbeam and in various finance roles, including divisional Chief Financial Officer, at Sara Lee Apparel. Mr. Martin earned a Masters of Business Administration from the University of North Carolina, Chapel Hill and a Bachelor’s degree in Industrial Engineering from Georgia Tech. Mr. Martin qualifies for our Board of Directors because of his business expertise, particularly with publicly traded companies.

Debra Peattie, PhD, MBA, age 66, is a veteran life science entrepreneur who currently serves as a senior employee of Integral Health in Boston and as an advisor to GRO Biosciences, a Harvard Life Lab company. From 2013 to 2019, Dr. Peattie served as Senior Director, Future Pipelines, Discovery Partnerships with Academia at GlaxoSmithKline, and from 2011 to 2013, she served as Director of Business Development in the Office of Technology Development at Harvard University. From 2006 to 2013, Dr. Peattie maintained her own biotechnology consulting firm, Pleiades Advisors, and she also held executive scientific, strategy and planning positions at Cubist Pharmaceuticals, Inc. (2009 to 2010) and Valeo Medical, Inc., of which she was a co-founder (2003 to 2006). From 1999 to 2003, Dr. Peattie was the President of RCT BioVentures NE, a life sciences seed fund that she founded, and from 1995 to 1998, she was a founding member of MPM Capital, Inc., a healthcare-focused investment fund. Dr. Peattie holds an MBA from Harvard Business School and a PhD in Biochemistry &

Molecular Biology from Harvard University, where she studied in the laboratory of Walter Gilbert, PhD, Nobel Laureate in Chemistry. She was also a post-doctoral fellow at Stanford University and received her BA in Chemistry from Hollins University. As a scientist, Dr. Peattie has published extensively in peer-reviewed journals, and she currently holds board positions within Harvard Business School and the Faculty of Arts and Sciences at Harvard University. The Company believes Dr. Peattie is qualified to serve on our Board of Directors due to her extensive scientific and operational experience in the biotechnology industry.

Certain Legal Proceedings

Other than as described below, none of the Company’s officers or directors are currently subject to any material legal proceedings or any other material proceedings in which an officer or director is a party adverse to the Company or has a material interest adverse to the Company. However, the Company may from time to time become a party to various legal proceedings arising in the ordinary course of business.

On July 9, 2019, Hedgepath, LLC (“HPLLC”), a stockholder of the Company, filed a civil action captioned Hedgepath, LLC v. Magrab, et al., Civil Action Number 2019-0529-JTL, in the Delaware Court of Chancery (the “Action”). In the complaint in the Action, purportedly brought directly and derivatively on behalf of the Company, HPLLC alleges claims for breach of fiduciary duty, declaratory judgement, and dilution of stockholder equity, against the Company’s directors (other than Dr. Peattie) and President and Chief Executive Officer, a former director of the Company, (collectively the “Individual Defendants”) and Mayne Pharma in connection with (i) the issuance of certain Company equity securities to Mayne Pharma on or about January 8, 2018, (ii) Mayne Pharma’s alleged influence over the timing and conduct of the Company’s clinical trials of SUBA-Itraconazole for the treatment of Basal Cell Carcinoma Nevus Syndrome (“BCCNS”), and (iii) previously announced amendments to the Supply and License Agreement, as amended (presently memorialized at the Third Amended SLA), between the Company and Mayne Pharma and certain transactions contemplated thereby. The complaint also alleges claims for breach of fiduciary duty and fraudulent misrepresentation in connection with allegedly false and misleading statements included in Company press releases and filings with the SEC. The complaint seeks unspecified damages, equitable and other relief from the defendants. The Company’s director and officer insurance has reimbursed all of the Company’s legal costs to date from HPLLC’s initial inquiry related to this matter. Legal costs associated directly with the Company as a nominal defendant will be payable by the Company until certain retention amounts are reached. Such costs have been immaterial through September 30, 2019 and are included in general and administrative expenses for the current period. The Company believes the Action is legally and factually baseless, and the named director and officer defendants intend to defend themselves vigorously. On September 27, 2019, the Individual Defendants and Mayne Pharma each filed a Motion to Dismiss the Action. On December 3, 2019, HPLLC filed an amended complaint, and such complaint is pending as of the date of this filing.

Board Committees and Director Independence

Director Independence

Of the Elected Directors, we have determined that Robert D. Martin, Dr. R. Dana Ono, Debra Peattie, PhD, MBA and W. Mark Watson are “independent” as defined by NASDAQ Stock Market rules. Accordingly, a majority of our Board of Directors is “independent.”

Board Committees

Our Board has established three standing committees – Audit, Compensation, and Nominating and Corporate Governance. All standing committees operate under a charter that has been approved by our Board.

Audit Committee

Our Board of Directors has an Audit Committee, composed of W. Mark Watson, Robert D. Martin and Dr. R. Dana Ono. All members are independent directors as defined in accordance with Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. Mr. Watson serves as chairman of the committee. The Board of Directors has determined that Mr. Watson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which will be reviewed annually and can be found on the Company’s website at: https://investors.inhibitortx.com/corporate-governance) and performs several functions. The Audit Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

•

approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and fees therefor to be provided by the independent auditor;

•	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•

reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•	oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the Board; and

•

provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board regarding corporate governance issues and policy decisions.

Audit Committee Report

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors. The Audit Committee discussed with the Company’s auditor, Cherry Bekaert LLP (the “Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee also received written disclosures and the letter from the Auditor required by applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee concerning independence and has discussed with the Auditor their independence.

Conclusion. Based on the review and discussions referred to above, the Audit Committee determined to include our audited financial statements in our Annual Report on Form 10-K for fiscal year 2018, for filing with the SEC.

Members of the Audit Committee. W. Mark Watson, Robert D. Martin and Dr. R. Dana Ono.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee composed of Robert D. Martin, Dr. R. Dana Ono, and W. Mark Watson. Mr. Martin serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The Nominating and Corporate Governance Committee has a charter which is reviewed annually. All members are independent directors in accordance with the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders.

Compensation Committee

Our Board of Directors also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and assists the Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and is composed of three members: Dr. R. Dana Ono, W. Mark Watson, and Robert D. Martin. Dr. Ono serves as chairman of this committee. All members are independent in accordance with rules of the NASDAQ Stock Market.

Board Leadership Structure and Role in Risk Oversight

Our Board currently consists of six directors. The Board has not appointed a lead independent director. Due to the size of the Board, the independent directors are able to closely monitor the activities of our Company. In addition, the independent directors are able to meet independently with the Company’s independent registered public accounting firm without management to discuss the Company’s financial statements and related audits. Therefore, the Board has determined that a lead independent director is not necessary at this time. To the extent the composition of the Board changes and/or grows in the future, the Board may reevaluate the need for a lead independent director.

Management is responsible for the day-to-day management of risks the Company faces, while the Board as a whole has ultimate responsibility for the Company’s oversight of risk management. Our Board takes an enterprise-wide approach to risk oversight, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is not only understanding the risks a Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. As a critical part of this risk management oversight role, our Board encourages full and open communication between management and the Board. Our Board regularly reviews material strategic, operational, financial, compensation and compliance risks with management. In addition our management team regularly reports to the full Board regarding their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risk is conducted as needed or as requested by our Board.

Attendance

There were 8 meetings, exclusive of action by unanimous written consent, of the Board held during fiscal year 2018. During such year, each incumbent director attended at least 75% of the aggregate number of meetings of the Board. The Company did not hold an annual meeting of stockholders in fiscal year 2018 and instead the Company’s directors were elected by written consent. We encourage our directors to attend the annual meeting of stockholders.

There were 8 meetings, exclusive of action by unanimous written consent, of the Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee held during fiscal year 2018. The Company expects that each incumbent director will attend at least 75% of the aggregate number of meetings of each of the respective committees.

Code of Business Conduct and Ethics and Insider Trading Policy

In July 2014, our Board adopted a Code of Ethical Conduct and an Insider Trading Policy. A copy of our Code of Ethical Conduct can be found on our website under “Investors” at https://investors.inhibitortx.com/corporate-governance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and ten percent stockholders to file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC.

Directors, executive officers and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based upon a review of these filings, we believe that all required Section 16(a) fillings were made on a timely basis during fiscal year 2018.

Executive Compensation

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2018 and 2017. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2018.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Nicholas J. Virca	2018	$300,000	$67,500	—	$68,200	—	—	$23,587	(2)	$459,287
President and Chief Executive Officer (1)	2017	$262,500	—	—	—	—	—	$16,665	(2)	$279,165
Garrison J. Hasara, CPA	2018	$225,000	$56,500	—	$57,200	—	—	$21,822	(4)	$360,522
Chief Financial Officer, Secretary, and Treasurer (3)	2017	$212,500	—	—	—	—	—	$18,999	(4)	$231,499

(1)	Nicholas J. Virca was hired as Chief Executive Officer on August 1, 2013.
(2)	Includes: $23,587 and $16,665 of health insurance premiums paid in 2018 and 2017, respectively.
(3)	Garrison J. Hasara was hired as Chief Financial Officer on August 1, 2013.
(4)	Includes: $21,822 and $18,999 of health insurance premiums paid in 2018 and 2017, respectively.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees.

Nicholas J. Virca, President and Chief Executive Officer. During the fiscal years ended December 31, 2017 and 2018, Mr. Virca was employed pursuant to an employment agreement that was originally entered into on June 24, 2014 and subsequently amended on May 15, 2015 and February 16, 2017 (the “Prior Virca Employment Agreement”). The Prior Virca Employment Agreement expired on December 31, 2018 and was replaced by the New Virca Employment Agreement (as defined below). Pursuant to the terms of the Prior Virca Employment Agreement, Mr. Virca earned a base salary of $300,000 per annum effective as of July 1, 2017 and was eligible for a bonus in cash or in kind of up to 75% of his base salary based upon his achievement of certain goals as established by Mr. Virca and approved by the Board of Directors or a committee of the Board of Directors.

On December 31, 2018, we entered into a new employment letter agreement with Mr. Virca (the “New Virca Employment Agreement”) which formalized revised terms and conditions of Mr. Virca’s employment with us. Pursuant to the New Virca Employment Agreement, Mr. Virca will continue to act as our President and Chief Executive Officer on an “at will” basis. While the New Virca Employment Agreement is not a contract of employment for any specific period of time, we indicated at the time of signing that we anticipated employing Mr. Virca until June 30, 2019. If, during the term of the New Virca Employment Agreement, we achieve each of (i) completion of all Transfer Activities (as defined in the Supply and License Agreement), and the resulting receipt by us of $3 million in advances (as defined in the Supply and License Agreement) from Mayne Pharma and (ii) the filing by us of an investigational new drug (IND) application with the U.S. Food and Drug Administration (the “FDA”) related to the study of SUBA-Itraconazole for the treatment of prostate cancer and the FDA’s clearance of the IND, we will consider extending Mr. Virca’s employment and negotiating in good faith an employment agreement with Mr. Virca that would be on substantially similar terms as the Prior Virca Employment Agreement (subject to the mutual agreement of Mr. Virca and us). On June 14, 2019, we indicated to Mr. Virca that we would be extending the anticipated period under which we expected to employ Mr. Virca under the New Virca Employment Agreement until December 31, 2019.

Pursuant to the New Virca Employment Agreement, Mr. Virca will earn a base salary of $300,000 per annum (his prior salary level), payable in accordance with our regular payroll practices. Mr. Virca will also receive a cash bonus for the fiscal year ended December 31, 2018 ($90,000 approved in February 2019 and payable by March 15, 2019), the amount of such bonus to be determined by our Compensation Committee of the Board of Directors in accordance with the bonus potential under the Prior Virca Employment Agreement and the Compensation Committee’s determination of corporate objectives met. Mr. Virca is also eligible for a bonus in cash and/or equity awards for the period covered by the New Virca Employment Agreement, any such bonus to be granted at the discretion of the Board of Directors or the Compensation Committee. Pursuant the New Virca Employment Agreement, Mr. Virca will continue to receive customary benefits. The New Virca Employment Agreement may be terminated by us or by Mr. Virca, in each case on 30 days’ notice, and we may terminate the New Virca Employment Agreement immediately for Cause (as such term is defined in the New Virca Employment Agreement). We will have no severance payment obligation to Mr. Virca in the event of any termination of the New Virca Employment Agreement. The New Virca Employment Agreement also provides that Mr. Virca may not compete against us or solicit employees or customers from us for a period of six (6) months after termination of his employment for any reason.

Garrison J. Hasara, Chief Financial Officer, Secretary, Treasurer and Chief Compliance Officer. During the fiscal years ended December 31, 2017 and 2018, Mr. Hasara was employed pursuant to an employment agreement that was originally entered into on June 24, 2014 and subsequently amended on February 16, 2017 (the “Prior Hasara Employment Agreement”). The Hasara Employment Agreement expired on December 31, 2018 and was replaced by the New Hasara Employment Agreement (as defined below). Pursuant to the terms of the Prior Hasara Employment Agreement, Mr. Hasara earned a base salary of $225,000 per annum effective as of July 1, 2017 and was eligible for a bonus in cash or in kind of up to 75% of his base salary based upon his achievement of certain goals as established by Mr. Hasara and approved by the Board of Directors or a committee of the Board of Directors.

On December 31, 2018, we entered into a new employment letter agreement with Mr. Hasara (“New Hasara Employment Agreement”) which formalized revised terms and conditions of Mr. Hasara’s employment with us. Pursuant to the New Hasara Employment Agreement, Mr. Hasara will continue to act as our Chief Financial Officer, Secretary, Treasurer and Chief Compliance Officer on an “at will” basis. While the New Hasara Employment Agreement is not a contract of employment for any specific period of time, we indicated at the time of signing that we anticipated employing Mr. Hasara until June 30, 2019. If, during the term of the New Hasara Employment Agreement, we achieve each of (i) completion of all Transfer Activities (as defined in the Supply and License Agreement), and the resulting receipt by us of $3 million in advances (as defined in the Supply and License Agreement) from Mayne Pharma and (ii) the filing by us of an IND with FDA related to the study of SUBA-Itraconazole for the treatment of prostate cancer and the FDA’s clearance of the IND, we will consider extending Mr. Hasara’s employment and negotiating in good faith an employment agreement with Mr. Hasara that would be on substantially similar terms as the Prior Hasara Employment Agreement (subject to the mutual agreement of Mr. Hasara and us). On June 14, 2019, we indicated to Mr. Hasara that we would be extending the anticipated period under which we expected to employ Mr. Hasara under the New Hasara Employment Agreement until December 31, 2019.

Pursuant to the New Hasara Employment Agreement, Mr. Hasara will earn a base salary of $225,000 per annum (his prior salary level), payable in accordance with our regular payroll practices. Mr. Hasara will also receive a cash bonus for the fiscal year ended December 31, 2018 ($67,500 approved in February 2019 and payable by March 15, 2019), the amount of such bonus to be determined by our Compensation Committee of the Board of Directors in accordance with the bonus potential under the Prior Hasara Employment Agreement and the Compensation Committee’s determination of corporate objectives met. Mr. Hasara is also eligible for a bonus in cash and/or equity awards for the period covered by the New Hasara Employment Agreement, any such bonus to be granted at the discretion of the Board of Directors or the Compensation Committee. Pursuant the New Hasara Employment Agreement, Mr. Hasara will continue to receive customary benefits. The New Hasara Employment Agreement may be terminated by the Company or by Mr. Hasara, in each case on 30 days’ notice, and we may terminate the New Hasara Employment Agreement immediately for Cause (as such term is defined in the New Hasara Employment Agreement). We shall have no severance payment obligation to Mr. Hasara in the event of any termination of the New Hasara Employment Agreement. The New Hasara Employment Agreement also provides that Mr. Hasara may not compete against us or solicit employees or customers from us for a period of six (6) months after termination of his employment for any reason.

Outstanding equity awards

The following table summarizes outstanding unexercised options held by each of our named executive officers, as of December 31, 2018. There were no outstanding unvested stock or equity incentive plan awards held by our named executive officers, as of December 31, 2018.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Nicholas J. Virca	310,000	—	—	$0.2722	March 13, 2028	—	—	—	—
Garrison J. Hasara, CPA	260,000	—	—	$0.2722	March 13, 2028	—	—	—	—

2014 Equity Incentive Plan

In July 2014, our Board of Directors adopted the 2014 Equity Incentive Plan, or the EIP. On September 30, 2014, the EIP was approved by the majority of stockholders pending delivery of required notice to all Company stockholders. The EIP is comprised of 32,583,475 shares of our common stock (ranking pari passu with our issued and outstanding common stock) to be available in the form of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance awards and other customary equity incentives.

The purpose of our EIP is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The EIP is administered by the Compensation Committee of our Board of Directors or by the full Board of Directors, which may determine, among other things, (a) the persons who are to receive awards, (b) the type or types of awards to be granted to such persons, (c) the number of shares of common stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with the awards, (d) the terms and conditions of any awards, (e) whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended, (f) whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards or other property and other amounts payable with respect to an award, (g) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in the EIP and any instrument or agreement relating to, or award granted under, the EIP, (h) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee deems appropriate for the proper administration of the EIP, (i) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and (j) make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the EIP.

The EIP provides that in the event of a change of control event, (i) all of the then outstanding options and stock appreciation rights granted pursuant to the EIP will immediately vest and become immediately exercisable as of a time prior to the change in control, (ii) any performance goal restrictions related to an award will expire as of a time prior to the change in control and (iii) any performance periods that relating to an award which have not yet expired on the date the change in control occurs will end on such date, and the compensation committee will (a) determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (b) cause the relevant participant to receive partial or full payment of awards for each such performance period based upon the compensation committee’s determination of the degree of attainment of the performance goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the compensation committee.

In addition, subject to our Equity Holders Agreement, our Board of Directors may amend our EIP at any time. However, without stockholder approval, our EIP may not be amended in a manner that would:

•	increase the number of shares that may be issued under our EIP;

•	materially modify the requirements for eligibility for participation in our EIP;

•	materially increase the benefits to participants provided by our EIP; or

•	otherwise disqualify our EIP for coverage under Rule 16b-3 promulgated under the Exchange Act.

Awards previously granted under our EIP may not be impaired or affected by any amendment of our EIP, without the consent of the affected grantees.

Option Exercises and Stock Vested

There were no options exercised by the executive officers during the years ended December 31, 2018 or 2017.

All previously outstanding RSUs vested upon the change in control as a result of Mayne Pharma’s November 2016 warrant exercise, in connection with which Mayne Pharma became our majority stockholder. On March 8, 2017, 26,541,738 previously vested but unpaid RSUs were settled by issuing shares of common stock. Upon settlement of the RSUs, we issued 15,739,594 shares of common stock to employees (including our executive officers), current and former Board members, and contractors. Additionally, 10,802,144 shares of common stock, valued at approximately $3.7 million, were withheld from issuance representing estimated income taxes due from the RSU recipients as the fair value of the shares is considered taxable income upon issuance. We subsequently remitted to the appropriate taxing authorities in cash both our tax withholdings and the RSU recipient portions of the tax withholdings in the amount of approximately $3.7 million.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interest.

Non-qualified Deferred Compensation

None of our employees participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified compensation benefits in the future if it determines that doing so is in our company’s best interest.

Compensation of Directors

The following table sets forth all compensation paid to our Board members during the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stefan J. Cross	$—	$—	$—	$—	$—	$—	$—
E. Brendan Magrab(2)	$75,000	—	$156,810	—	—	$—	$231,810
Robert D. Martin	$42,500	—	$127,314	—	—	$—	$169,814
Dr. R. Dana Ono	$45,000	—	$127,314	—	—	$—	$172,314
W. Mark Watson, CPA	$50,000	—	$131,714	—	—	$—	$181,714

(1)	Options awarded to directors during the twelve months ending December 31, 2018 included compensation for 2017 and 2018.
(2)	Former Chairman of the Board. Mr. Magrab resigned from the Board of Directors effective June 30, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are a party to a number of key related party transactions with Mayne Pharma, which are described below.

On December 17, 2018 (or the Effective Date), we entered into the following related agreements (collectively, we refer to these agreements as the Transaction Documents): (i) an agreement (which we refer to as the Agreement), by and among us, Mayne Pharma and Mayne Pharma International Pty Ltd (which we refer to as Mayne Pharma International), (ii) Third Amended and Restated Supply and License Agreement, dated December 17, 2018, by and between us and Mayne Pharma and (iii) Amended and Restated Sublicense Agreement, by and between the us and Mayne Pharma International, which amends and restates that certain Sublicense Agreement, dated August 31, 2015, between us and Mayne Pharma International, as amended (referred to as the Amended and Restated Sublicense Agreement). In addition, pursuant to the terms of the Agreement, we and Mayne Pharma agreed to the terms and provisions of an Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock of Company (referred to as the Amended and Restated COD), which amends and restates the Certificate of Designation of Series B Convertible Preferred Stock of the Company, dated January 8, 2018 (as corrected, the Original COD), to remove certain features thereof as described below. As of the Effective Date, all outstanding shares of Series B Preferred Stock are held by Mayne Pharma. Mayne Pharma owns approximately 54.1% of our equity securities on a fully-diluted basis and beneficially owned 59.1% of our outstanding voting securities (including shares of our common stock and Series B Preferred Stock) as of the date of this prospectus.

The Transaction Documents resulted from negotiations regarding the existing right of Mayne Pharma under the Second Amended and Restated Supply and License Agreement with Mayne Pharma, dated as of May 15, 2015 (as amended through the Effective Date, the Second Amended SLA) to elect to assume control of the regulatory and clinical development program for SUBA-Itraconazole BCCNS after December 31, 2018 in exchange for a royalty on any future net sales if a new drug application (“NDA”) for SUBA-Itraconazole BCCNS was not accepted for filing by the FDA by December 31, 2018 (subject to limited extension if the NDA were filed in December 2018). Based on unforeseen requirements imposed by FDA in September 2018, we determined that it would be unable to responsibly file the SUBA-Itraconazole BCCNS NDA by this deadline, and thus we commenced negotiations with Mayne Pharma to transfer SUBA-Itraconazole BCCNS in advance of December 31, 2018 on negotiated terms deemed beneficial to our company.

The Transaction Documents were negotiated and approved on behalf of the Company by a special committee of disinterested, independent members of our Board of Directors which was formed on October 26, 2018 for such purpose. The special committee consisted of W. Mark Watson (serving as Chairman), R. Dana Ono and Robert Martin, who are each disinterested with respect to Mayne Pharma.

Agreement

Pursuant to the terms of the Agreement, on December 18, 2018, Mayne Pharma (in its capacity as the holder of more than 50% of our outstanding voting securities) executed and delivered to us a written stockholder consent in lieu of a special meeting of the stockholders of our company (which we refer to as the Stockholder Consent) which consented to the taking of the following actions:

•	the adoption of the Amended and Restated COD;

•

the election of each E. Brendan Magrab, W. Mark Watson, Dr. R. Dana Ono, Stefan J. Cross and Robert D. Martin (each a current member of our Board of Directors) to serve on the Board of Directors for a one-year term that expires at the next annual meeting of our stockholders or until his earlier death, resignation or removal; and

•	the approval of an increase in the size of the EIP by 11,000,000 shares of common stock from 32,583,475 shares to 43,583,475 shares.

In addition, pursuant to the Agreement, for the period beginning on the Effective Date and ending three (3) years from the Effective Date, in the event that we asks our stockholders (whether at a meeting of stockholders or pursuant to a written consent of stockholders) to vote on or approve a proposal to effect a reverse split of our capital stock for the purpose of uplisting our common stock to a U.S. national securities exchange (which we refer to as a Reverse Stock Split Proposal), Mayne Pharma (on behalf of itself and its affiliates) has agreed to vote or cause to be voted (in person, by proxy or by action by written consent, as applicable) all shares of our voting capital stock that either Mayne Pharma then owns or over which Mayne Pharma has voting control in favor of the adoption and approval of any such Reverse Stock Split Proposal. The Agreement further provides that the Reverse Stock Split Proposal may take the form of an authorization based on a range of ratios for the reverse stock split, with authority being granted to our Board of Directors (or a designated committee thereof) to determine the final ratio of the reverse stock split, provided such range is reasonable in connection with the uplisting of the common stock to a U.S. national securities exchange. No assurances are given that we will seek an uplisting to a U.S. national securities exchange or implement a reverse stock split of our common stock.

Also, pursuant to the Agreement, Mayne Pharma consented and agreed (under the terms of agreements previously executed with us) to an increase in the number of shares of common stock that the Company may issue under the EIP to 17,624,000 shares from the current limit of 6,624,000 shares, with the agreement and understanding that such increase will be utilized by us during the period from the Effective Date through December 31, 2021.

Third Amended and Restated Supply and License Agreement

Pursuant to the Third Amended SLA, as of the Effective Date, Mayne Pharma has assumed control of the regulatory and clinical development program for SUBA-Itraconazole BCCNS and immediately assumed responsibility for all expenses related to exploiting the SUBA-Itraconazole product for basal cell carcinoma nevus syndrome, provided that we continue to be responsible for all liabilities related to the product in the United States prior to the Effective Date. The Third Amended SLA continues in effect on an exclusive basis in United States on substantially the same terms as were provided for under the Second Amended SLA, except as described below.

In connection with the transfer of the SUBA-Itraconazole BCCNS clinical data and regulatory rights to Mayne Pharma:

•

Mayne Pharma has agreed to pay us a 9% quarterly cash royalty on future net sales, if any, of SUBA-Itraconazole BCCNS in the United States (which we refer to as the Royalty), from which certain royalties owed by us to Mayne Pharma for access to certain patents would be funded.

•	Mayne Pharma has agreed to advance funds to us in an aggregate amount of up to $5 million (each, referred to as an Advance, and collectively, the Advances) on the following terms and conditions:

•	on the Effective Date, Mayne Pharma made an Advance to us of $500,000 (the Company received this first Advance on December 18, 2018);

•

within three (3) business days following the completion of the agreed upon activities associated with transferring the SUBA-Itraconazole BCCNS product to Mayne Pharma, Mayne Pharma made an Advance to the Company of $1,000,000 (the Company received this second Advance on January 22, 2019);

•

if, and only if, our SUBA-Itraconazole BCCNS Phase 2(b) clinical trial data have been provided to Mayne Pharma in all material respects so as to allow Mayne Pharma to assume control of SUBA-Itraconazole BCCNS in the United States, upon the earlier of June 30, 2019 or the acceptance for filing by FDA of an NDA for the SUBA-Itraconazole BCCNS, Mayne Pharma must make an Advance to the Company of $1,500,000 (the Company received this third Advance on June 26, 2019); and

•

If we raise aggregate gross proceeds of more than $3 million from the sale of new common stock, preferred stock equity subordinate to the preferred stock held by Mayne Pharma or warrants (which we refer to as New Securities) to third parties in one or more equity financings by June 30, 2021 (which we refer to as the Equity Funding Achievement), we may request additional

Advances of up to an amount equal to $2 million less the amount of aggregate gross proceeds received by us from Mayne Pharma from the sale of New Securities if Mayne Pharma elects to participate in such equity financings pursuant to contractual pro rata participation rights contained in the Third Amended SLA.

•

The field covered by the Third Amended SLA was amended to specifically include only the following indications: (i) any prostate cancer, prostatic intraepithelial neoplasia and benign prostatic hyperplasia, (ii) any lung cancer and atypical adenomatous hyperplasia, and (iii) familial adenomatous polyposis, colorectal polyps and Barett’s esophagus (the licensed field). Our continued right to work on these indications will no longer be tied to the achievement of clinical or commercial target dates as they were under the Second Amended SLA.

•

Mayne Pharma will continue to provide quantities of SUBA-Itraconazole drug and placebo oral capsules without charge for our SUBA Itraconazole prostate clinical studies and for future indications as agreed to by the parties.

•

Pursuant to the Third Amended SLA, unlike under the Second Amended SLA, Mayne Pharma has licensed to the Company the right to use all pre-clinical or clinical trial or other data generated or owned by Mayne Pharma related to the Product anywhere in the world for its activities under the Third Amended SLA.

The Advances are structured as advances against the future Royalty, if any, owed by Mayne Pharma to us; provided that if SUBA-Itraconazole BCCNS is not approved in the U.S. by December 31, 2023, Mayne Pharma may convert such Advances into shares of our common stock based on a ten percent (10%) discount to the then current market value of the common stock. With respect to each Advance made by Mayne Pharma prior to the receipt of FDA approval of an NDA for SUBA-Itraconazole BCCNS, each $0.75 increment of each such Advance will be credited and set off against each $1.00 increment of Royalty owed to us, and with respect to each Advance made by Mayne Pharma following the receipt of FDA approval of an NDA for SUBA-Itraconazole BCCNS, each $0.85 increment of each such Advance will be credited and set off against each $1.00 increment of Royalty owed to us.

In addition, if, prior to June 30, 2021, we have not fulfilled the Equity Funding Achievement, Mayne Pharma will have the right to satisfy all of its remaining Royalty obligations by making a single lump sum payment to us in an amount equal to seventy percent (70%) of the fair market value of the remaining royalties payable to us as determined by an independent appraisal process.

Also, for so long as the Third Amended SLA is in effect, we must seek the prior written consent of Mayne Pharma before we dispose of the whole or a substantial part of our assets, operations or business, such consent not to be unreasonably withheld, conditioned or delayed. In addition, we must notify Mayne Pharma before we undergo any change in its direct or indirect Control (as defined below). If, acting reasonably, Mayne Pharma considers that such change will have a material, negative impact on its rights under the Third Amended SLA, Mayne Pharma may terminate the Third Amended SLA by giving written notice to us; provided, however, that we will not be deemed to have undergone a change in its direct or indirect Control if Mayne Pharma ceases to own more than 50% of the outstanding voting power of our company solely as a result of (i) our issuance of securities in an equity financing with respect to which Mayne Pharma has preemptive or similar contractual rights to participate on the same terms and conditions as investors in the financing and (ii) Mayne Pharma’s election not to participate in such financing on the same terms and conditions as investors in the financing. For purposes of the Third Amended SLA, the term “Control” means having the power to exercise or control the right to vote attached to 50% or more of the issued voting equity in that party, to appoint one half or more of the directors to the board of directors, or the managers as applicable, of the party, or to determine substantially the conduct of the party’s business activities.

The Third Amended SLA also gives Mayne Pharma the right to convert the rights licensed to us from Mayne Pharma under the Third Amended SLA to a non-exclusive license, and to take a non-exclusive license to our pre-clinical or clinical trial or other data to exploit in the licensed field in the United States, if the FDA has not approved an NDA filed by us for SUBA-Itraconazole in part of the licensed field within eight (8) years from the Effective Date.

Amended and Restated Sublicense Agreement; Sublicense Agreement

The Amended and Restated Sublicense Agreement amends and replaces a similar agreement entered into between us and Mayne Pharma International, dated as of May 15, 2015, under which Mayne Pharma International sublicensed to us the exclusive U.S. rights to two certain third-party patents (the “Patents”) relating to the use of itraconazole as a treatment for cancer and age-related macular degeneration. The Amended and Restated Sublicense Agreement amends the required payments to Mayne Pharma for certain development-related milestone payments related to SUBA-Itraconazole BCCNS and allows for the termination of the Amended and Restated Sublicense Agreement if the Third Amended SLA expires or is terminated. On August 21, 2019, the Company received written notice of termination of the Amended and Restated Sublicense Agreement due to the fact that the third party from whom Mayne Pharma was itself sublicensing the Patents had terminated such sublicense agreement.

On August 27, 2019, the Company and Mayne Pharma International entered into a new Sublicense Agreement, effective August 20, 2019 (the “New Sublicense Agreement”), under which the Company received from Mayne Pharma International a sublicense to the Patents on nearly identical terms as the Amended and Restated Sublicense Agreement (including with respect to licensed field, the licensed indications and the license fees, milestone payments and minimum annual and running royalties that may be owed by the Company to Mayne Pharma International, as well as the terms related to patent prosecution and infringement, reporting and indemnification). Mayne Pharma International was able to enter into the New Sublicense Agreement because, subsequent to the termination of the Amended and Restated Sublicense Agreement, Mayne Pharma International entered into a direct license agreement with respect to the Patents with The Johns Hopkins University, the owner of the Patents.

The Patents consist of: (i) US Provisional Application No 60/583,076 entitled “New Angiogenesis Inhibitors”, subsequently filed as PCT/US05/23015 on June 27, 2005 and (ii) US patent No 8,653,083 entitled “Hedgehog Pathway Antagonists to Treat Disease”, filed on August 22, 2005, and subsequently filed as PCT/US2006/32952 on August 22, 2006, together with the inventions disclosed and claimed therein, and all continuations, divisions and reissued based thereof, and any patents issuing, granted or registered therefrom.

The New Sublicense Agreement has a term commencing on August 20, 2019 and continuing until the earlier of: (a) the date of expiration of the last to expire Patent; or (b) notice by Mayne Pharma International with immediate effect promptly after termination or expiry of its rights to license the Patents. Mayne Pharma International and the Company have the right to terminate the New Sublicense Agreement upon the occurrence of certain events, including the bankruptcy of a party or breach of a party’s obligations under the New Sublicense Agreement (subject to a notice and cure period). Mayne Pharma International may also terminate the New Sublicense Agreement upon the expiration or termination of that certain Third Amended and Restated Supply and License Agreement, dated December 17, 2018, between the Company and Mayne Pharma Ventures Pty Ltd, an affiliate of Mayne Pharma International.

January 2018 Series B Preferred Stock Purchase Agreement

On January 8, 2018, we entered into a definitive securities purchase agreement (referred to as the Purchase Agreement) with Mayne Pharma, pursuant to which Mayne Pharma agreed to purchase from us, and we agreed to issue to Mayne Pharma (over three closings as described further below, each referred to as a Closing):

(i)

up to 7,246,377 shares of our Series B Preferred Stock at $0.69 per share of Series B Preferred Stock (with each share of Series B Preferred Stock being convertible into three (3) shares of our common stock for an effective price per share of common stock of $0.23), for potential gross proceeds of $5,000,000;

(ii)

Series A warrants (referred to as the Series A Warrants) to purchase up to an aggregate 5,434,783 shares of common stock, with a two-year term from the date of issuance and an exercise price per share of $0.23; and

(iii)

Series B warrants (referred to as the Series B Warrants) to purchase up to an aggregate of 5,434,783 shares of common stock, with a five-year term from the date of issuance and an exercise price per share of $0.275 (which we refer to together with the Series A Warrants as, the “Warrants”).

The transactions contemplated by the Purchase Agreement are referred to herein as the Financing. The Financing contemplated three Closings, as follows:

(i)	$2.4 million was funded at an initial closing of the Financing that occurred on January 10, 2018;

(ii)	$1.6 million was funded on July 5, 2018; and

(iii)	$1.0 million may be funded on or before December 31, 2018 (referred to as the Third Closing) did not occur.

The funding of the Third Closing was conditioned upon the acceptance of filing by the FDA of our NDA for SUBA Itraconazole BCCNS. We entered into the Agreement, Third Amended SLA and Amended and Restated Sublicense Agreement because this milestone was not going to be achieved.

Under the Purchase Agreement, Mayne Pharma has been afforded certain demand and “piggyback” rights to cause us to register the shares of common stock underlying the Series B Preferred Stock and the Warrants for public resale; provided, however, that such rights shall only become effective and exercisable from and after the termination of the Second Amended SLA.

The Warrants are divided equally between the Series A Warrants and the Series B Warrants (i.e., with each being exercisable for an aggregate of 5,434,783 shares of common stock if all Closings occur), which represents fifty percent (50%) warrant coverage on the shares of common stock underlying the Series B Preferred Stock. The Warrants will be issued, pro rata in relation to the total investment in the Series B Preferred Stock, at each Closing. The Warrants are substantially identical in form, except that: (i) the exercise price per share of the Series A Warrants shall be $0.23 per share and the exercise price per share of the Series B Warrants shall be $0.275 per share (which we refer to collectively as the Warrant Exercise Price) and (ii) The Series A Warrants shall have a term of two (2) years from the date of issuance and the Series B Warrants shall have term of five (5) years from the date of issuance. The Warrant Exercise Price shall be subject to customary stock-based, but not price-based, anti-dilution protection. The Warrants will not be eligible for “cashless” exercise.

Mayne Pharma owns approximately 55.5% of our equity securities on a fully-diluted basis and beneficially owns approximately 59.1% of our outstanding voting securities (including shares of our common stock and Series B Preferred Stock) as of the date of the Record Date.

Equity Holders Agreement

On June 24, 2014, we, Mayne Pharma, Hedgepath, LLC, Dr. Francis O’Donnell and Mr. Virca (who for these purposes we refer to together as the Equity Holder Parties) entered into an Amended and Restated Equity Holders Agreement. On May 15, 2015, the Equity Holder Parties entered into the Amendment No. 1 to the Amended and Restated Equity Holders Agreement. The Equity Holders Agreement governs the rights and obligations of each of the parties as they pertain to our securities and to the present and future governance of our company. Pursuant to the Equity Holders Agreement:

•

Mayne Pharma and its affiliates have been granted a right of first refusal to purchase a pro rata share of any new securities issued by us, such pro rata share to be determined based upon the number of shares of common stock held by Mayne Pharma on a fully diluted basis as compared to the number of shares of common stock outstanding immediately prior to the offering of the new securities on a fully diluted basis;

•

Mayne Pharma has the right to designate one director to our Board of Directors and to designate a second director if the size of the board is increased to seven directors until the earlier to occur of: (i) the date that the Supply and License Agreement is terminated or expires, or (ii) the date on which the Mayne Pharma or its affiliates ceases to own ten percent (10%) or more of the issued and outstanding common stock on a fully diluted basis (which we call the Voting Rights Termination Date);

•

The Equity Holder Parties agree to use diligent good faith efforts to ensure that the Board of Directors continues to consist of a majority of “Independent Directors” (as defined in the Equity Holders Agreement) until such time as (i) a single stockholder (not acting as part of a “group”) of our company owns greater than ninety percent (90%) of our common stock or (ii) only for so long as Mayne Pharma holds at least forty percent (40%) of our outstanding common stock, there is a material breach of any document relating to the transactions by and among the Equity Holder Parties on May 15, 2015 other than by Mayne Pharma, and Mayne Pharma has not otherwise nominated, designated, elected or appointed a majority of the directors on the Board of Directors (we collectively refer to this breach as the Material Breach Condition);

•

Mayne Pharma was granted a right of first refusal to purchase any shares of our common stock being transferred or sold by the individual account of Dr. O’Donnell or Mr. Virca except for certain exempt transfers as described in the Equity Holders Agreement;

The Equity Holders Agreement terminates (i) if we receive an adjudication of bankruptcy, we execute an assignment for the benefit of creditors, a receiver is appointed for us or we are voluntarily or involuntarily dissolved or (ii) if we, Hedgepath, LLC and Mayne Pharma expressly agree in writing. Additionally, certain limited provisions of the Equity Holders Agreement terminate at such time as the Mayne Pharma and its affiliates collectively own less than ten percent (10%) of our common stock on a fully diluted basis.

Related Person Transaction Approval Policy

While we have no written policy regarding approval of transactions between us and a related person, our Board, as matter of appropriate corporate governance, reviews and approves all such transactions, to the extent required by applicable rules and regulations. With respect to the approval of our transactions with Mayne Pharma, our Board has historically formed a special committee of disinterested, independent members of the Board to assess and negotiate transactions. Generally, management would present to the Board for approval at the next regularly scheduled Board meeting any related person transactions proposed to be entered into by us. The Board may approve the transaction if it is deemed to be in the best interests of our stockholders and the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s independent auditor for the fiscal year ending December 31, 2018 is Cherry Bekaert LLP (the “Auditor”). The Auditor has been our auditor since August 13, 2013. During the years ended December 31, 2018 and 2017 and through the date hereof, neither the Company nor anyone acting on its behalf has consulted the Auditor with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that the Auditor concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a reportable event (each as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Audit Fees. The aggregate fees billed by the Auditor for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the years ended December 31, 2018 and 2017 totaled $65,000 and $70,000, respectively.

Audit-Related Fees. The aggregate fees billed by Cherry Bekaert LLP for professional services were $1,750 related to our S-1 filings for both the years ended December 31, 2018 and December 31, 2017.

Tax Fees. The aggregate fees billed by Cherry Bekaert LLP for professional services were rendered for tax compliance for the years ended December 31, 2018 and 2017 totaled $4,600 and $6,300, respectively.

All Other Fees. None.

Our Board has determined that the services provided by the Auditor are compatible with maintaining the independence of the Auditor as our independent registered public accounting firm.

The Board has established pre-approval policies and procedures pursuant to which the Board approved the foregoing audit, tax and non-audit services provided by the Auditor in 2018. Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the full Board. Fee estimates for these services are approved by the Chairman of the Board based on information provided by our management.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and any reports prior to or subsequent to that date.

These reports and other information filed by the Company with the SEC may be inspected and are available for copying at the public reference facilities maintained at the SEC at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov. The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: 4830 W. Kennedy Blvd., Suite 600, Tampa, Florida 33609.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Nicholas J. Virca. Mr. Virca will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Delivery of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 4830 W. Kennedy Blvd., Suite 600, Tampa, Florida 33609.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Garrison J. Hasara
Name: Garrison J. Hasara
Title: Chief Financial Officer,
Treasurer and Secretary